UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cloud Peak Energy Inc.
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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS ON MAY 11, 2016

Cloud Peak Energy’s Independent Directors and Compensation Committee Respond to ISS’s “Say on Pay” Voting Recommendation and Reinforce the Strong Pay for Performance Link in CEO Compensation

May 4, 2016

Dear Stockholder:

In connection with our 2016 annual stockholders meeting to be held on May 11, 2016, we are taking this opportunity to address what we believe are certain oversights made by ISS in recommending against the “Say on Pay” proposal (proposal 3), and to provide you with additional information and context regarding our executive compensation program.  ISS based its negative recommendation on an alleged pay for performance misalignment in our Chief Executive Officer (“CEO”) compensation.  As described in more detail in our 2016 Proxy Statement, specifically in the “Compensation Discussion and Analysis” section, and as highlighted below, the value of the compensation actually realized or realizable by our CEO is in fact strongly and directly linked to Cloud Peak Energy’s financial and stock price performance.  ISS, however, fails to account for the significant reductions in our CEO’s realized or realizable value and instead places great emphasis on grant date targeted values.

We believe our executive compensation program is appropriately designed, competitive with market practices and aligned with stockholder value creation. Our program targets the median of similar companies in our industry, has significant pay at risk, and appropriately uses equity to ensure stockholder alignment. The structure of the compensation program for our named executive officers has remained substantially the same over the last five years and has historically enjoyed the support of ISS since the inception of Say on Pay in 2011 through 2015. In addition, in 2015, our stockholders voted overwhelmingly in favor of our executive compensation program, and our stockholders have consistently voted in favor of our executive compensation program over the five-year period that the Say on Pay vote has been conducted.  We ask you to consider the soundness of our executive compensation program, which includes the same components, plans, and policies that were strongly supported by stockholders in previous years, and to vote FOR our Say on Pay proposal at our upcoming annual meeting.

In connection with your voting decision, we would like to highlight the following points.

1.    80% of our CEO’s Targeted Direct Compensation is Performance Based — An overwhelming majority of our CEO’s targeted direct compensation is “at-risk” and based on our financial performance and the performance of our stock. Additionally, 60 percent of our CEO’s targeted long-term incentive opportunity is in the form of performance-based compensation which ultimately only provides value if stockholders also receive value from our strong relative total stockholder return (“TSR”). In addition to acknowledging our increased use of performance- based equity compensation, ISS also noted that we eliminated the use of stock options as part of our long-term incentive delivery mix.

2.    Infrequent and Limited Base Salary Adjustments — Of our CEO’s direct compensation, only the base salary component is a fixed amount.  CEO base salary adjustments have been infrequent in recent years, set at relatively low increases when approved and are in line with our compensation peer group data.  By way of example, our CEO’s base salary was not increased from 2015 to 2016.

3.    Below Target Cash Bonus Payouts - Our CEO’s actual cash bonus payout for 2015 was well below target, at 87% of his targeted amount, and was tied directly to our financial performance, among other factors as described in the Proxy Statement.  As noted by ISS, the 2015 payout reflects a 30 percent reduction relative to the 2014 cash bonus payout. The goal setting process is rigorous and has produced performance targets that have resulted in below-target payouts on the Adjusted EBITDA goal in three of our last four years. In addition, the Compensation Committee’s goal setting process corresponds to our annual operating plan, which reflects expectations for the year based on our challenging operating environment.

4.              Substantial Declines in our CEO’s Realized/Realizable Equity Value — As our stock price has declined in recent years, our CEO has similarly experienced a very direct and substantial reduction in any future value that may be associated with his outstanding long-term incentive awards. As ISS noted in its report, our CEO’s realizable pay has fallen close to 50% over a three-year period:

Chart From ISS Report Showing Substantial Decline in Realizable CEO Pay

A substantial portion of our CEO’s historical targeted long-term incentive compensation was previously in the form of stock options, which currently lack any value. These prior option awards have exercise prices ranging from $15.00 per share to $20.99 per share. On May 3, 2016, our stock price closed at $2.14 per share.

The remaining portion of our CEO’s targeted long-term incentive compensation consists of restricted stock units tied directly to our stock price performance and performance share units tied directly to our absolute and relative TSR over a three-year period.  Although our CEO’s 2015 awards were targeted to be at approximately $2.6 million in grant date value, the value calculated at year-end 2015 was less than $600,000, as described further in our 2016 Proxy Statement.

5.    Strong Compensation Program Practices — We have strong and transparent executive compensation program governance features and risk mitigating policies that further align realized CEO compensation with our performance.

•                  Executive stock ownership guidelines and holding requirements;

•                  Clawback Policy for incentive compensation;

•                  Insider Trading Policy that prohibits, among other things, hedging and pledging transactions relating to our stock;

•                  Double-trigger, rather than single-trigger, change in control vesting acceleration provisions for awards under our Cloud Peak Energy Inc. 2009 Long Term Incentive Plan;

•                  Low double-trigger change-in-control severance multiple of 2X target cash compensation for our CEO and 1X target cash compensation for other executives;

•                  No tax gross-ups upon a change in control;

•                  No payment of dividends on unvested performance shares;

•                  No repricing of stock options without stockholder approval;

•                  No perquisites;

•                  Our Compensation Committee engages an independent compensation consultant regarding executive compensation on a regular basis;

•                  We provide our stockholders with the opportunity to vote, on an advisory basis, on our executive compensation program annually; and

•                  Our Compensation Committee conducts a risk assessment of our executive compensation program on an annual basis.

6.    Strong 2015 Performance  in a Challenging External Environment — In a depressed market, we improved our cash margin per ton and cost per ton in 2015 compared to 2014 despite reduced shipments and lower realized coal prices in 2015.  In addition, we maintained a strong financial position with available liquidity of approximately $620 million including cash and cash equivalents of approximately $89 million at year-end 2015.

Please submit your proxy to vote your shares today.  Every vote counts.

If you have any questions, or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your support.

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